Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-155638, 333-200544 and 333-170765) of Sharps Compliance Corp. of our report dated August 27, 2014, with respect to the consolidated financial statements of Sharps Compliance Corp. and subsidiaries as of June 30, 2014, and for each of the two fiscal years in the period ended June 30, 2014, which appears in this Annual Report on Form 10-K for the year ended June 30, 2014.

/s/ UHY LLP

Farmington Hills, Michigan
August 26, 2015